EXHIBIT 99.1

For Immediate Release – January 29, 2007

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Second Quarter Earnings and Quarterly Dividend

Asset Quality Improves; Q2 Earnings increase 63 percent year-over-year

SIOUX FALLS, SD, January 29 – HF Financial Corp. (NASDAQ: HFFC) today reported earnings of $2.1 million, or $0.51 per share of diluted earnings, for the fiscal second quarter ended December 31, 2006, up 63 percent over the $1.3 million, or $0.33 per share of diluted earnings, in the comparable period last year.

The acquisition of mortgage servicing rights at the end of the fiscal first quarter produced immediate accretive results of $0.02 per share in the fiscal second quarter.  Loan servicing is a core competency for the Company.  The servicing rights are primarily South Dakota Housing Development Authority loans.  HF Financial maintains an approximate share of 72 percent in that segment of the market.

Net interest income for the quarter, prior to the provision for loan losses, totaled $6.1 million, a decrease of $333,000 or 5.2 percent, over the same period last year.  Net interest income in part reflects the impact of the expense of $290,000 of unamortized costs upon the refinancing of trust preferred securities. Net interest margin on a fully taxable equivalent basis for the quarter was 2.66 percent compared to 3.02 percent for the comparable period last year.  The one-time unamortized debt issuance costs accounted for three basis points of the decrease in margin along with higher funding interest costs.

“HF Financial continues to manage the challenging effect of a flat yield curve,” said Curt Hage, HF Financial Chairman and CEO. “As a result, we do not expect any increases in core net interest margin ratios until the slope of the yield curve resumes its historically positive slope.”

Operational highlights from the quarter include:

•                  During the quarter, the Company achieved a significant milestone in its 77-year history by reaching total assets of $1.0 billion.

•                  As part of its strategic repositioning, HF Financial completed the sale of three branches and their associated book of business, as well as one physical location, investing the proceeds of the sales in new markets and new marketing initiatives.

•                  The Company refinanced $10.0 million trust preferred securities to achieve more favorable terms.

•                  Finally, HF Financial opened up a new state-of-the art facility to serve the needs of the Yankton, SD marketplace and announced its fifth in-store location, in Sioux Falls, SD, as part of its expanding partnership with HyVee Food Stores.

“While the Sioux Falls market continues to be a beacon of strength for us, we are building our future in other key areas of South Dakota,” Hage said.  “The new investments we have made over the past few years in Mitchell and now Yankton have positioned us for continued growth.  Our EPS results for the quarter reflect the dynamic nature of our changes, and we have invested a portion of that money to offset prior infrastructure investments as well as launching a successful marketing campaign to achieve new long term growth in customers.”

For the quarter, the provision for loan and lease losses decreased by 87.3 percent, to $461,000 from $3.6 million in the comparable period last year. Net interest income after provision for loan and lease losses totaled $5.6 million, up 102.6 percent from $2.8 million in the comparable period last year.

Noninterest income for the quarter totaled $5.4 million, down $567,000 or 9.5 percent, versus the comparable period last year, a result primarily attributable to one-time events in the second quarter of each of fiscal 2007 and 2006.  In the second quarter of fiscal 2007, the Company recorded a $2.8 million gain on the sale of branches; the Company recorded a $3.6 million gain on a land sale in the second quarter of fiscal 2006.   In addition, loan servicing income increased $184,000 and fees on deposits increased $145,000 in the quarter ended December 31, 2006 versus the comparable period in 2005.

These increases were attributable primarily to the purchase of mortgage servicing rights in the quarter ending September 30, 2006.

Noninterest expense during the quarter increased $999,000, or 14.9 percent, over the comparable period last year, a result attributable primarily to increases of $452,000 in marketing expenses associated with several deposit product package programs, $129,000 in occupancy and equipment costs primarily relating to several new branches opened one year or less, and $266,000 in employee compensation and benefits.  Variable pay for employee incentives contributed to a $143,000 increase in overall employee compensation and benefits.

December Year-to-Date Results

For the six months ended December 31, 2006, the Company reported earnings of $3.2 million, or $0.79 per share of diluted earnings, versus $2.3 million, or $0.58 per share of diluted earnings, in the comparable period last year.

Net interest income for the year-to-date, prior to the Company’s provision for loan losses, totaled $12.5 million, a decrease of $250,000 or 2.0% over the same period last year.  For the year-to-date, the provision for loan and lease losses decreased 81.6 percent, to $752,000 from $4.1 million in the comparable period last year.  Net interest income after provision for loan and lease losses totaled $11.7 million, up 35.8 percent from $8.6 million in the comparable period last year.

Net interest margin on a fully taxable equivalent basis for the period ended December 31, 2006, was 2.76 percent compared to 3.03 percent for the comparable period last year.  During the six-month period of fiscal 2007, $1.0 million in loans were placed into nonaccrual status, resulting in a reversal of $125,000 in interest income, compared to $1.9 million in nonaccrual loans and a reversal of $89,000 in interest income for the same period last year.  Higher interest rates and the expensing of the unamortized debt issuance costs raised the interest expense by $502,000 on the Company’s trust preferred securities for the six months ended December 31, 2006, compared to the six months ended December 31, 2005.  The effect of this increase in cost of funds lowered net interest margin by nine basis points compared to the same period last year.

Noninterest income for the six months ended December 31, 2006, totaled $7.8 million, down $608,000 or 7.3 percent, versus the comparable period last year, a result primarily attributable to the Company’s branch sales in fiscal 2007 and the land sale in fiscal 2006.  In addition, in loan servicing income and fees on deposits increased $242,000 and $162,000, respectively.

Noninterest expense during the first six months of fiscal 2007 increased $1.2 million, or 9.2 percent, over the comparable period last year, a result primarily attributable to increases of $716,000 in marketing expenses associated with several targeted product and branch promotions, $287,000 in occupancy and equipment costs primarily relating to several new branch openings and existing branch renovations, and $60,000 in check and data processing costs.

Total nonperforming assets decreased $137,000, or 3.0 percent, at December 31, 2006 compared to the same period last year.  The decrease in nonperforming assets was primarily attributable to a decrease of $896,000 in non-accruing loans and leases to $1.2 million at December 31, 2006 from $2.1 million at December 31, 2005.  In addition, this decrease in nonperforming assets was partially offset by increases of $435,000 and $324,000 in accruing loans and leases delinquent more than 90 days and foreclosed assets, respectively.

Average earning assets increased 8.5 percent, yielding 6.67 percent for the six months ended December 31, 2006, compared to the comparable period last year, which yielded 6.03 percent.  Average interest-bearing liabilities increased 8.1 percent, with a cost of funds of 4.40 percent for the six months ended December 31, 2006 compared to the similar period last year with a cost of funds rate of 3.36 percent.

Deposits at December 31, 2006 totaled $808.8 million, an increase of $39.8 million or 5.2 percent from the balance at June 30, 2006.  During the six-month period, savings accounts decreased from $76.7 million to $48.6 million, offset by an increase in certificates of deposit from $320.2 million to $393.3 million.  This decrease in savings accounts was primarily a result of seasonal fluctuations experienced in public funds, while the increase in certificates of deposit were primarily driven by commercial business accounts.

Home Federal Closes on Sale of Branches, Opens New Banking Center in Yankton

During the quarter, Home Federal Bank, the banking subsidiary of the Company, closed on the sale of three branches, their associated book of business and one physical location to Great Western Bank.

“We believe that the sale of our branches in Redfield, Mobridge and Winner offered us an opportunity to focus on our overall strategic plan for growth,” Hage said.  “This will allow us to deploy our resources more productively in geographic areas where we have a greater competitive advantage.  In selling our Sioux Falls Wal-Mart location, we are confident we can serve our customers through our other 11 convenient locations in Sioux Falls.”

In December, Home Federal Bank expanded its presence in Yankton by opening an additional banking center.  The Bank now maintains two banking centers in this growing community.

“As a community bank, we are committed to our customers and the communities we serve,” Hage said.  “Yankton is a growing and thriving community with a vision and we value being a vital member of the businesses dedicated to continuing that growth.  The addition of this new facility will make our services even more accessible and convenient for our customers as we look forward to continued success.”

Quarterly Dividend Declared

The Company announced it will pay a quarterly cash dividend of 10.50 cents per share for the second quarter of the 2007 fiscal year.  The dividend will be paid on February 14, 2007 to stockholders of record on February 7, 2007.

About HF Financial

HF Financial Corp., based in Sioux Falls, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of December 31, 2006, the Company had total assets of $1.0 billion and stockholders’ equity of $60.6 million.  The Company is the largest publicly traded savings association headquartered in South Dakota, with 32 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to, the risks discussed in Part I, Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for Fiscal 2006 and the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest, dividend and loan fee income:
Loans and leases receivable	$13,728	$11,593	$26,968	$22,714
Investment securities and interest-earning deposits	1,935	1,550	3,773	2,901
	15,663	13,143	30,741	25,615
Interest expense:
Deposits	7,359	4,793	13,900	9,089
Advances from Federal Home Loan Bank and other borrowings	2,244	1,957	4,363	3,798
	9,603	6,750	18,263	12,887
Net interest income	6,060	6,393	12,478	12,728

Provision for losses on loans and leases	461	3,630	752	4,092
Net interest income after provision for losses on loans and leases	5,599	2,763	11,726	8,636
Noninterest income:
Gain on sale of branches, net	2,763	—	2,763	—
Fees on deposits	1,315	1,170	2,508	2,346
Loan servicing income	441	257	770	528
Gain on sale of loans, net	260	271	456	567
Trust income	230	200	446	395
Gain on sale of land, net	—	3,557	—	3,557
Other	413	534	823	981
	5,422	5,989	7,766	8,374
Noninterest expense:
Compensation and employee benefits	4,478	4,212	8,634	8,515
Occupancy and equipment	958	829	1,896	1,609
Other	2,255	1,651	4,070	3,242
	7,691	6,692	14,600	13,366
Income before income taxes	3,330	2,060	4,892	3,644
Income tax expense	1,219	761	1,684	1,322
Net income	$2,111	$1,299	$3,208	$2,322

Earnings per share:
Basic	$0.52	$0.33	$0.81	$0.60
Diluted	0.51	0.33	0.79	0.58
Weighted average shares:
Basic	4,040,283	3,931,699	3,964,261	3,889,358
Diluted	4,117,033	4,015,316	4,039,662	3,977,091

Outstanding shares: (end of period)	3,977,334	3,929,262	3,977,334	3,929,262

Share data for all periods presented has been adjusted for the 10% stock dividend paid on April 24, 2006.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	12/31/2006	6/30/2006	12/31/2005

Balance Sheet Data
Total assets	$1,012,018	$961,294	$934,064
Cash and cash equivalents	47,070	27,037	22,740
Securities available for sale	146,369	145,518	148,564
Loans and leases receivable, net	743,059	721,603	690,259
Loans held for sale	8,711	7,623	13,800
Deposits	808,836	769,002	725,711
Advances from Federal Home Loan Bank and other borrowings	90,500	91,620	107,480
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	60,599	56,058	55,013

Equity to total assets (end of period)	5.99%	5.83%	5.89%
Book value per share (1)	$15.24	$14.20	$15.38

Tier I (core) capital (2)	8.12%	8.10%	7.96%
Risk-based capital (2)	10.85%	10.65%	10.66%

Number of full-service offices	32	35	35

Asset Quality
Nonaccruing loans and leases	$1,190	$1,035	$2,086
Accruing loans and leases delinquent more than 90 days	2,833	2,330	2,398
Foreclosed assets	466	527	142
Total nonperforming assets	$4,489	$3,892	$4,626

FASB Statement No. 5 Allowance for loan and lease losses	$5,869	$5,657	$5,174
FASB Statement No. 114 Impaired loan valuation allowance	—	—	—
Total allowance for loans and lease losses	$5,869	$5,657	$5,174

Ratio of nonperforming assets to total assets (end of period)	0.44%	0.40%	0.50%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.53%	0.46%	0.63%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.77%	0.77%	0.73%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	145.89%	168.11%	115.39%

(1) Equity divided by number of shares of outstanding common stock. Retroactively adjusted for the 10% stock dividend paid on April 24, 2006.

(2) Capital ratios for Home Federal Bank.

(3) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	At December 31, 2006		At June 30, 2006
	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
		(Dollars in Thousands)

One-to four-family (1)	$106,302	14.19%	$100,585	13.83%
Commercial business and real estate (2) (3)	268,290	35.82%	247,643	34.05%
Multi-family real estate	33,760	4.51%	34,066	4.69%
Equipment finance leases	25,580	3.42%	29,406	4.04%
Consumer Direct (4)	106,714	14.25%	110,493	15.19%
Consumer Indirect	89,405	11.94%	91,601	12.60%
Agricultural	93,946	12.54%	89,437	12.30%
Construction and development	24,931	3.33%	24,029	3.30%
Total Loans and Leases Receivable (5)	$748,928	100.00%	$727,260	100.00%

(1) Excludes $6,883 and $6,980 loans held for sale at December 31, 2006 and June 30, 2006, respectively.

(2) Includes $3,388 tax-exempt leases at December 31, 2006 and June 30, 2006.

(3) Excludes $223 commercial loans held for sale at December 31, 2006 and June 30, 2006.

(4) Excludes $1,605 and $420 student loans held for sale at December 31, 2006 and June 30, 2006, respectively.

(5) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At December 31, 2006		At June 30, 2006
	Amount	Percent of Deposits in Each Category	Amount	Percent of Deposits in Each Category
		(Dollars in Thousands)

Noninterest bearing checking accounts	$83,926	10.38%	$84,757	11.02%
Interest bearing accounts	62,474	7.72%	54,862	7.14%
Money market accounts	220,540	27.27%	232,471	30.23%
Savings accounts	48,631	6.01%	76,695	9.97%
Certificates of deposit	393,265	48.63%	320,217	41.64%
Total Deposits	$808,836	100.00%	$769,002	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Balance, beginning	$5,631	$5,321	$5,657	$5,076
Provision charged to income	461	3,630	752	4,092
Charge-offs	(273)	(3,876)	(701)	(4,152)
Recoveries	50	99	161	158
Balance, ending	$5,869	$5,174	$5,869	$5,174

Average Balances, Interest Yields and Rates

	Six Months Ended
	12/31/2006		12/31/2005
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$753,432	7.10%	$688,398	6.55%
Investment securities (2) (3)	161,213	4.64%	154,459	3.73%
Total interest-earning assets	914,645	6.67%	842,857	6.03%
Noninterest-earning assets	67,087		70,140
Total assets	$981,732		$912,997

Interest-bearing liabilities:
Deposits:
Checking and money market	$278,628	3.78%	$270,476	2.77%
Savings	40,939	2.27%	50,078	1.97%
Certificates of deposit	359,060	4.48%	287,060	3.33%
Total interest-bearing deposits	678,627	4.06%	607,614	2.97%
FHLB advances and other borrowings	116,476	4.78%	126,090	4.32%
Subordinated debentures payable to trusts (4)	27,837	11.10%	27,837	7.52%

Total interest-bearing liabilities	822,940	4.40%	761,541	3.36%
Noninterest-bearing deposits	78,596		78,016
Other liabilities	22,124		19,360
Total liabilities	923,660		858,917
Equity	58,072		54,080
Total liabilities and equity	$981,732		$912,997

Net interest spread (5)		2.27%		2.67%
Net interest margin (5) (6)		2.71%		3.00%
Net interest margin, TE (7)		2.76%		3.03%
Return on average assets (8)		0.65%		0.51%
Return on average equity (9)		11.05%		8.59%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)  Includes $290 expense in December 2006 for unamortized debt issuance costs.

(5)  Percentages for the six months ended December 31, 2006 and December 31, 2005 have been annualized.

(6)  Net interest margin is net interest income divided by average interest-earning assets.

(7)  Net interest margin expressed on a fully taxable equivalent basis.

(8)  Ratio of net income to average total assets.

(9)  Ratio of net income to average equity.